Exhibit 4.2

FORM OF SENIOR SECURED NOTE

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3 AND 12(a) HEREOF AND THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE.

MKTG, INC.

SENIOR SECURED NOTE

Issuance Date: December [__], 2009                                                                                      Original Principal Amount: U.S. $[______]

          FOR VALUE RECEIVED, ‘mktg, inc.’, a Delaware corporation (the “Company”), hereby promises to pay to [___________], [a/an] [_______] [corporation/limited liability company/limited partnership/individual], or [its/his/her] registered assigns (“Holder”), the amount set out above as the Original Principal Amount (or such lesser amount as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to twelve and one-half percent (12.5%) per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, in each case, as amended, restated, supplemented or otherwise modified from time to time, this “Note”) is one of an issue of Senior Secured Notes (collectively, the “Notes” and such other Senior Secured Notes, each as amended, restated, supplemented or otherwise modified from time to time, the “Other Notes”) issued pursuant to the Purchase Agreement (as defined below). Certain capitalized terms used herein are defined or referred to in Section 22.

          1.          MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest. The “Maturity Date” shall be December [__], 2012.

          2.          INTEREST; INTEREST RATE.

                         (a)          Interest. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 365 or 366 day year, as applicable, and actual days elapsed and shall be payable in arrears for each Calendar Quarter on the last day of such Calendar Quarter or the Maturity Date, as applicable, during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being December 31, 2009. Interest shall be payable on each Interest Date, to the record holder of this Note on the applicable Interest Date, in cash.

                         (b)          Default Rate. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased by four percent (4.0%) per annum (the “Default Rate”). In the event that such Event of Default is subsequently waived, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of waiver of such Event of Default, unless expressly waived in writing by the Required Holders.

          3.          REGISTRATION; BOOK-ENTRY. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 12(a).

          4.          EVENTS OF DEFAULT; RIGHTS UPON EVENT OF DEFAULT.

                         (a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

                                        (i)          [reserved];

                                        (ii)         the Company’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Secured Note Documents to which the Holder is a party, except, in the case of a failure to pay Interest or such other amounts when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

                                        (iii)        (A) any payment default occurs (whether because of scheduled maturity, required prepayment or redemption provisions, acceleration, demand or otherwise) under any Indebtedness (other than the Note) of the Company or any of its Subsidiaries and in each case, such payment default relates to Indebtedness having a principal amount of One Hundred Thousand Dollars ($100,000) or more or (B) any other default occurs under or in respect of such Indebtedness (other than the Note) that results in or permits the lenders or purchasers thereof to redeem or accelerate such Indebtedness prior to maturity thereof;

                                        (iv)        the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

                                        (v)         a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case which is not dismissed within sixty (60) days of the commencement thereof, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

                                        (vi)        a final judgment or judgments for the payment of money aggregating in excess of One Hundred Thousand Dollars ($100,000) are rendered against the Company or any of its Subsidiaries and which judgments are not, within thirty (30) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within thirty (30) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the limit set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company or the applicable Subsidiary will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

                                        (vii)       any representation or warranty made or deemed to be made by the Company or any Subsidiary under this Agreement, any other Transaction Document (as defined in the Purchase Agreement) or any amendment hereto or thereto shall at any time prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by materiality) when made or deemed made.

                                        (viii)      the Company or any Subsidiary shall be in default in the performance or observance of any term, covenant, condition or agreement contained in Section 8 or Section 9;

                                        (ix)        the Company or any Subsidiary shall be in default in the performance or observance of any term, covenant, condition or agreement contained in any Section of this Agreement (other than as otherwise specifically provided for in this Section 4(a)) or any other Secured Note Document and such default shall continue for a period of twenty (20) days following the earlier of (A) an officer of the Company becoming aware of such default and (B) notice thereof from a Holder.

                                        (x)         any material provision of any Secured Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Secured Note Document;

                                        (xi)        the Security Agreement, Pledge Agreement or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Security Agreement) on any Collateral (as defined in the applicable Secured Notes Document) purported to be covered thereby;

                                        (xii)       [reserved];

                                        (xiii)      the Company or any Subsidiary shall be in default in the performance or observance of any term, covenant, condition or agreement contained in the Diageo Contract that could be expected to permit the termination thereof;

                                        (xiv)      a Change of Control shall occur; or

                                        (xv)       any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

                         (b)          Rights and Remedies.

                                        (i)          If (y) any Event of Default has occurred and is continuing or (z) the Company is suspended from trading or fails to have its Common Stock to be listed on a Principal Market, then, in each case, the Collateral Agent may (and at the written request of the Required Holders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable under this Note to the Default Rate; provided, that with respect to clause (z) above, the Default Rate shall not be implemented until the Company has been suspended or de-listed for one hundred and fifty (150) days in the aggregate.

                                        (ii)         If any Event of Default, without notice: (A) declare all or any portion of the Obligations (as defined in the Security Agreement) to be forthwith due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company, (B) require the Company to redeem and repay all or any portion of this Note or (C) exercise any rights and remedies provided to the Collateral Agent under the Notes Documents or at law or equity, including all remedies provided under the Uniform Commercial Code; provided, that upon the occurrence of an Event of Default specified in Sections 4(a)(v) or (vi), all of the Obligations shall become immediately due and payable without declaration, notice or demand by any Person.

          5.          USE OF PROCEEDS. The net proceeds of this Note, together with the net proceeds of the other Securities (as defined in the Purchase Agreement), shall be applied for the repayment of debt, working capital and general corporate purposes, and not for the redemption or repurchase of any of its or its Subsidiaries’ equity securities.

          6.          PREPAYMENT.

                         (a)          Voluntary Redemptions. The Company shall have the right, from time to time, to optionally redeem the Notes, in whole or in part, by payment of (i) the entire unpaid, or such portion being redeemed, Principal of the Notes and (ii) all accrued but unpaid Interest on the Principal to be prepaid, which such partial redemption amounts to be applied to reduce the outstanding Principal amount of this Note and each of the Other Notes, pro rata based on the outstanding principal amount of this Note and the Other Notes; provided, that any such redemption shall be in a minimum aggregate amount of $500,000 and integral multiples of $100,000 in excess of such amount.

                         (b)          Mandatory Redemptions.

                                        (i)          Change of Control. The Company shall furnish to the Collateral Agent and Holder at least ten (10) Business Days prior written notice of the facts and circumstances underlying any proposed Change of Control. Simultaneously with the occurrence of any Change of Control, the Company shall redeem (in cash in immediately available funds) all of the Notes and repay all amounts owing in respect thereof. Any redemption and repayment pursuant to this Section 6(b) and Section 6(b) of the Other Notes shall be equal to the sum of the then aggregate outstanding Principal amount of all of the Notes and all accrued but unpaid Interest on the Notes and all other amounts then owing in respect thereof. Holder shall not have the right to decline all or any portion of any mandatory redemption under this Section 6(b).

                                        (ii)         Equity/Debt Issuances; Asset Sales; Insurance/Condemnation Event. Subject to Section 6(b)(iii) in the case of clauses (B), (C) and (D) below, the Company shall, immediately upon the receipt by the Company or any Subsidiary of the same, offer to redeem the Notes in an amount equal to one hundred percent (100%) of the Net Proceeds (A) generated after the date hereof from the issuance of any Capital Stock or the incurrence of any Indebtedness of the Company or any of its Subsidiaries (other than (I) Net Proceeds from any Approved Stock Plan (as defined in the Certificate of Designation, defined in the Purchase Agreement), (II) Capital Stock issued in connection with the Warrants (as defined in the Purchase Agreement) or (III) Permitted Indebtedness), (B) received by the Company or any Subsidiary with respect to any asset disposition (but excluding (I) sales, transfers and other dispositions of inventory in the ordinary course of business, (II) leases and subleases in the ordinary course of business and (III) the sale, transfer or other disposition permitted pursuant to Sections 9(v)), (C) received by the Company or any Subsidiary with respect to any insurance event and (D) received by the Company or any Subsidiary after any condemnation event. Any such offer (a “Proceeds Offer”) shall be in writing and given to Holder and each holder of the Other Notes and shall contain a reasonable description of the event giving rise to the receipt of such Net Proceeds. The Required Holders shall have the right (at their election) to accept a Proceeds Offer with respect to this Note and the Other Notes by giving to the Company written notice of such acceptance within ten (10) Business Days after such Proceeds Offer has been given to each holder of the Notes, which if accepted, shall be deemed an acceptance by all holders of the Notes. Should the Required Holders decline such Proceeds Offer, Holder and each holder of the Other Notes, shall collectively each be deemed to decline such Proceeds Offer, in which case the Company or such Subsidiary shall retain any Net Proceeds acquired in connection with such issuance, disposition or event. The Company shall redeem the Notes in the case of an acceptance by the Required Holders in an amount equal to the Net Proceeds (such redemption to be allocated among the Notes pro-rata in accordance with the then unpaid Principal amount of the Notes). Any such redemption shall be made on that Business Day which is fifteen (15) Business Days after the first day by which the Company has given the applicable Proceeds Offer. Any such redemption shall be accompanied by a payment of accrued but unpaid Interest on the Principal amount so redeemed. For the avoidance of doubt, offers to redeem under this Section 6(b)(ii) shall be made for each event giving rise to the Net Proceeds. The Company shall hold in trust for Holder any such proceeds from the date of receipt of same until such time as such proceeds are so applied to the redemption of the Note as set forth in this Section 6(b)(ii).

                                        (iii)        Notwithstanding Section 6(b)(ii), (A) the Company shall only be required to make a Proceeds Offer with respect to Net Proceeds from an asset disposition, insurance event or condemnation event, as the case may be, to the extent such Net Proceeds, as the case may be, exceed $75,000 (it being understood and agreed that to the extent such Net Proceeds do exceed $75,000 all of such proceeds, whether or not in excess of $75,000, shall be subject to the mandatory redemption provisions provided for herein) and (B) the Company shall not be obligated to make a Proceeds Offer with respect to any asset disposition, insurance event or condemnation event, as the case may be, if the following conditions are satisfied with respect to same: (i) the applicable Net Proceeds do not exceed $75,000, (ii) promptly following the applicable asset disposition or receipt of the Net Proceeds from an insurance event or condemnation event, as the case may be, the Company provides to each Holder a certificate executed by a responsible officer of the Company (a “Reinvestment Certificate”) stating (x) in the case of an asset disposition, that such disposition has occurred or, in the case of a casualty or condemnation, that the Net Proceeds therefrom have been received, (y) that no Event of Default has occurred and is continuing either as of the date of the asset disposition or such receipt, as the case may be, or as of the date of the Reinvestment Certificate, and (z) a description of the planned reinvestment of the Net Proceeds of the asset disposition, insurance event or condemnation event, as the case may be, (iii) the reinvestment of such Net Proceeds is completed within 180 days from such asset disposition or the receipt of the proceeds with respect to an insurance event or a condemnation event and (iv) no Event of Default has occurred and is continuing at the time of the asset disposition or such receipt, as the case may be, and at the time of the application of such Net Proceeds to reinvestment; provided, however, that any such reinvestment proceeds shall be deposited and maintained in a deposit account for which the Collateral Agent has been granted a first priority security interest in pursuant to an account control agreement in form and substance satisfactory to the Collateral Agent until such time as such proceeds are applied to the applicable reinvestment. If any such proceeds have not been reinvested at the end of 180 days, the Company shall promptly make a Proceeds Offer (without any opportunity for further reinvestment) with respect to the proceeds not so reinvested.

          7.          NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

          8.          SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Secured Note Documents.

          9.          COVENANTS. So long as this Note is outstanding:

                         (a)          Rank. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries other than Indebtedness permitted by the definition of Permitted Indebtedness.

                         (b)          Incurrence of Indebtedness. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes (and the Guarantees thereof) and (ii) other Permitted Indebtedness.

                         (c)          Existence of Liens. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any Lien other than Permitted Liens.

                         (d)          Restricted Payments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, (i) redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note and the Other Notes in accordance with the terms hereof and thereof) whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing and (ii) pay any management, service, consulting, non-competition or similar fee or any compensation to any Affiliate of the Company or any officer, director or employee of the Company or any Affiliate of the Company other than (A) reasonable compensation to officers and employees of the Company or its Affiliates for actual services rendered to the Company and its Affiliates in the ordinary course of business and (B)(I) directors’ fees and (II) reimbursement of actual reasonable out-of-pocket expenses of directors and any board observers incurred in connection with attending board of director meetings in an amount not to exceed $7,500 in any fiscal year of the Company for each such director or board observer. Notwithstanding anything to the contrary contained herein, the Company shall be permitted to pay, at the times and in the amounts set forth in the UCC Management Agreement (y) the UCC Management Fees and (z) the fees payable to Union Capital Corporation provided for in Section 4(c) of the UCC Management Agreement.

                         (e)          Restriction on Redemption and Cash Dividends. Until all of the obligations under the Notes have been paid in full in cash, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders, except for repurchases of securities pursuant to, and in accordance with, the Company’s equity compensation plans; provided, that such repurchase should not exceed $50,000 in the aggregate in any fiscal year of the Company.

                         (f)          Subsidiaries. The Company or any of its Subsidiaries shall not, directly or indirectly, by operation of law or otherwise, (i) after the date hereof, form or acquire any Subsidiary or (ii) merge with, consolidate with, acquire all or substantially all of the assets or Capital Stock of, or otherwise combine with or acquire, any Person, except that upon not less than five (5) Business Days’ prior written notice to the Collateral Agent and the Holder (A) any Subsidiary may merge with or acquire all or substantially all of the assets or Capital Stock of any other Subsidiary; provided, that the continuing, surviving or acquiring Subsidiary shall be a guarantor of the Obligations (as defined in the Security Agreement) or (B) the Company may merge with or acquire all or substantially all of the assets or Capital Stock of any Subsidiary; provided, that the Company shall be the continuing, surviving or acquiring entity.

                         (g)          Collateral Accounts.

                                        (i)          Pursuant to Section 5(i) of the Security Agreement, as of the date hereof, the Company and its Subsidiaries shall have delivered account control agreements, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the Company and the depositary bank in which the respective accounts are maintained with respect to all accounts referred to in Part E of Schedule I of the Security Agreement.

                                        (ii)         If at any time after the Issuance Date, the average daily balance of any account of the Company or any Subsidiary that is not subject to an account control agreement in favor of the Collateral Agent exceeds $30,000 during any calendar month (including the calendar month in which the Issuance Date occurs), the Company shall, within twenty (20) Business Days following the last day of such calendar month, deliver to the Collateral Agent an account control agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by the Company and the depositary bank in which such account is maintained.

                                        (iii)        Notwithstanding anything to the contrary contained in clause (ii) above, and without limiting any of the foregoing, if at any time on or after the date that is twenty (20) Business Days following the Issuance Date, the total aggregate amount of the Company’s cash that is not subject to a control agreement in favor of the Collateral Agent exceeds $50,000 (the “Maximum Free Cash Amount”), the Company shall within two (2) Business Days following such date, transfer to an account subject to an account agreement in favor of the Collateral Agent an amount sufficient to reduce the total aggregate amount of the Company’s cash that is not subject to an account control agreement in favor of the Collateral Agent to an amount not in excess of the Maximum Free Cash Amount.

                         (h)          Intellectual Property. So long as any Note is outstanding, other than in the ordinary course of its business, the Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) assign, transfer or otherwise encumber or allow any other Person to have any rights or license to any of the Intellectual Property Rights (as defined in the Purchase Agreement) of the Company or its Subsidiaries other than Permitted Liens, (ii) grant any royalties and other Indebtedness with respect to any of the Intellectual Property Rights other than Permitted Indebtedness or (iii) take any action or inaction to impair the value of their Intellectual Property Rights in any material respect other than granting non-exclusive licenses to the Intellectual Property granted in the ordinary course of the Company’s or its Subsidiary’s business.

                         (i)          Change in Collateral; Collateral Records; Landlord Waivers. The Company shall and shall cause its Subsidiaries to (A) keep the Collateral at (I) the locations in the United States specified therefor on Part B of Schedule I of the Security Agreement or in transit between such locations, or (II) following prior written notice to the Collateral Agent with respect to any Collateral being maintained at other locations in the United States as set forth on a new Part B of Schedule I of the Security Agreement delivered by the Company to Collateral Agent from time to time, at such other locations; provided, that the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon, and, in the case of either clause (I) or (II), at the Collateral Agent’s reasonable request, the Company or such Subsidiary shall use commercially reasonable efforts to obtain an access agreement and lien waiver in form the attached as Exhibit A to the Collateral Agent with respect to any location not owned by a the Company or such Subsidiary, (B) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (C) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Collateral Agent for the benefit of the Holder and holders of the Other Notes from time to time, solely for the Collateral Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

                         (j)          Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary; provided, the Company may merge one Subsidiary into another or into the Company, or dissolve a Subsidiary that has no or de minimis assets and operations or to the extent permitted by Section 9(f).

                         (k)          Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects, and cause each of its Subsidiaries to comply in all material respects, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

                         (l)          Maintenance of Insurance.

                                        (i)          The Company shall and shall cause each of its Subsidiaries to, at their respective expense, to maintain insurance (including, without limitation, commercial general liability and property insurance) in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event, in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. Each such policy for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent as its interests may appear, and each policy for property damage insurance shall provide for all losses to be adjusted with, and paid directly to, the Collateral Agent. Each such policy shall in addition (A) name the Collateral Agent as an additional insured or a lender loss payee, as applicable, thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as its interests may appear, (B) contain an agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent on its own account notwithstanding any action, inaction or breach of representation or warranty by the Company or any of its Subsidiaries, (C) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto, and (D) provide that at least thirty (30) days’ prior written notice of cancellation, lapse, expiration or other adverse change shall be given to the Collateral Agent by the insurer. The Company will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance. The Company will and it will cause its Subsidiaries to, at the request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

                                        (ii)         The payment of proceeds with respect to or on such insurance policies shall be applied as set forth in Section 6(b)(iii) hereof and Section 5(e)(i) and (ii) of the Security Agreement.

                         (m)         Minimum Liquidity. On any date of determination, the Company and its Subsidiaries, on a consolidated basis, shall maintain unrestricted (other than Liens in favor of the Collateral Agent) cash and Cash Equivalents in an amount not less than Five Hundred Thousand Dollars ($500,000).

                         (n)          Minimum Fixed Charge Coverage Ratio. Commencing on the last day of the Fiscal Quarter ending after the first anniversary of the date hereof for which Financial Statements are available in accordance with the terms hereof, and on each Fiscal Quarter thereafter, the Company and its Subsidiaries on a consolidated basis, shall not permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on the last day of any Fiscal Quarter to be less than 1.40:1.00.

                         (o)          Minimum Adjusted EBITDA. Commencing on the last day of the Fiscal Quarter ending after the first anniversary of the date hereof for which Financial Statements are available in accordance with the terms hereof, and on each Fiscal Quarter thereafter, the Company and its Subsidiaries on a consolidated basis shall not permit Adjusted EBITDA to be less than $3,000,000 for the twelve (12) month period then ending.

                         (p)          Maximum Capital Expenditures. The Company and its Subsidiaries on a consolidated basis shall not permit Capital Expenditures to exceed (i) for the period from the date hereof until Fiscal Year ending March 31, 2010, $150,000 and (ii) for any Fiscal Year thereafter, the greater of (A) $400,000 and (B) one and one-quarter percent (1.25%) of operating revenue of the Company and its Subsidiaries on a consolidated basis; provided, that with respect to this clause (ii), the Board of Directors of the Company shall have previously approved any Capital Expenditures for any single particular project in excess of seventy-five thousand dollars ($75,000).

                         (q)          Financial Statements. Commencing with the Fiscal Month ending September 30, 2009, the Company shall deliver to the Collateral Agent and Holder: (i) within thirty (30) days after the end of each Fiscal Month, consolidated and consolidating financial information regarding the Company and its Subsidiaries including (A) unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Month and (B) unaudited statements of income and cash flows for such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments) (collectively, “Financial Statements”), certified by the Chief Executive Officer of the Company, (ii) within forty five (45) days after the end of each Fiscal Quarter, the Financial Statements for such Fiscal Quarter certified by the Chief Executive Officer of the Company and (iii) within ninety (90) days after the end of each Fiscal Year, audited Financial Statements certified without qualification, by Parente Randolph LLC or another independent certified public accounting firm otherwise acceptable to the Collateral Agent. Such financial information shall be accompanied by a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each of the Financial Tests that are tested on a quarterly basis.

                         (r)          Projections. As soon as practicable and in any event within thirty (30) days prior the end of each Fiscal Year commencing with the Fiscal Year ending March 31, 2010, financial projections of the Company for the ensuing Fiscal Year, such plan to be prepared in accordance with GAAP and to include, on a quarter-to-quarter basis, the following: a projected income statement, statement of cash flows and balance sheet, accompanied by a certificate from the chief financial officer of the Company to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates of the financial condition and operations of the Company and its Subsidiaries for such four (4) quarter period and that such projections have been approved by the board of directors; provided, however, that the Company make no representation or warranty as to whether any of the estimates contained in such projections will come true, and the Holder understands that the actual results may vary from those contained in the projections.

                         (s)          Operating Results Announcement. Commencing with the Fiscal Quarter ending September 30, 2009, the Company shall publicly disclose and disseminate (such date, the “Announcement Date”) its operating results (the “Operating Results”) (x) for each of the first three Fiscal Quarters of each Fiscal Year no later than the forty-fifth (45th) day after the end of such Fiscal Quarter and (y) for the fourth Fiscal Quarter of each Fiscal Year, no later than the ninetieth (90th) day after the end of such Fiscal Year, and in the event the Company shall have satisfied the Financial Tests required to be met in such Fiscal Quarter or after such Fiscal Year, as applicable, such announcement shall include a statement to the effect that the Company is not in breach of the Financial Tests required to be met in such Fiscal Quarter or Fiscal Year, as applicable. Should the Company fail to satisfy the Financial Tests, then concurrently with its disclosures on the Announcement Date as provided above, the Company shall deliver to the Collateral Agent a notice acknowledging the failure to satisfy the Financial Tests and the fact that an Event of Default has occurred under the Notes.

                         (t)          Transactions with Affiliates. The Company shall not, and shall not permit its Subsidiaries to, enter into or consummate any transaction with any Affiliate of such Person other than: (i) the UCC Management Agreement, (ii) compensation and employment arrangements with employees and directors in the ordinary course of business and to the extent otherwise permitted under Section 9(d), (iii) transaction between Affiliates that are on fair and reasonable terms not less favorable to such Person than would be obtained in an arm’s length transaction between unrelated parties and (iv) indemnification arrangements with directors in the ordinary course of business.

                         (u)          Investments. The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, (i) merge, liquidate, amalgamate or consolidate with or into any Person, (ii) purchase, own, hold, invest in or otherwise acquire any obligations or stock or other securities of, or any other interest in, any Person (including the establishment or creation of any Subsidiary) or any joint venture, or otherwise consummate or commit to make any acquisition (including by way of merger, consolidation or other combination except as otherwise permitted herein), (iii) purchase, own, hold, invest in or otherwise acquire any “investment property” (as defined in the Uniform Commercial Code of the State of New York), or (iv) make, permit to exist or commit to make any loans, advances or extensions of credit to or for the benefit of any Person, in each case in this clause (u), other than Permitted Investments.

                         (v)          Asset Sales. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell, lease (as lessor), transfer, convey, assign or otherwise dispose of (whether in a single transaction or a series of transactions) any assets or any interest therein, or agree to do any of the foregoing, other than (i) obsolete, worn out, replaced or excess equipment that is no longer needed in the ordinary course of business, (ii) inventory and cash and Cash Equivalents in the ordinary course of business, (iii) assets not otherwise permitted under this paragraph (v) in an amount not to exceed $100,000 in any Fiscal Year.

                         (w)          Mktg Canada Inc. The Company shall not, and shall not permit any of its Subsidiaries, directly or indirectly, to (i) sell, lease (as lessor), transfer, convey, assign, loan, advance or otherwise dispose of (whether in a single transaction or a series of transactions) any assets or any interest therein, to Mktg Canada Inc. or (ii) provide any collateral or credit support for any obligations of Mktg Canada Inc., including any guaranty of any obligations of Mktg Canada Inc., as well as not agree to do any of the foregoing.

                         (x)          Other Reports. The Company and its Subsidiaries shall deliver or cause to be delivered to the Collateral Agent and the Holder the following:

                                        (i)          Management Letters. Within five (5) Business Days after receipt thereof by the Company or any Subsidiary, copies of all management letters, exception reports or similar letters or reports received by the Company or such Subsidiary from its independent certified public accountants.

                                        (ii)         Default Notices. As soon as practicable, and in any event within five (5) Business Days after an executive officer of the Company has actual knowledge of the existence of any Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                                        (iii)        Equity Notices. As soon as practicable, copies of all material written notices given or received by the Company or any Subsidiary with respect to any Capital Stock of such Person.

                                        (iv)        Litigation. In writing, promptly upon learning thereof, notice of any litigation commenced or threatened against the Company or any Subsidiary that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief that could reasonably be expected to have a Material Adverse Effect, (iii) alleges criminal misconduct by the Company or any Subsidiary or (iv) alleges the violation of any law regarding, or seeks remedies in connection with, any environmental liabilities.

                                        (v)         Insurance Notices. Within three (3) Business Days after knowledge thereof, a notice disclosing any loss or casualty as required by Section 9(l)(i) hereof or Section 5(e) of the Security Agreement.

                                        (vi)        Lease Default Notices. Within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to any leased location or public warehouse where Collateral is located.

                                        (vii)       Lease Amendments. Within two (2) Business Days after receipt thereof, copies of all material amendments to real estate leases.

                                        (viii)      Material Contract Default Notices. Within two (2) Business Days after receipt thereof, copies of any and all default notices received under or with respect to the the Martiz Contract or the Diageo Contract.

                                        (ix)        Other Documents. Such other financial and other information respecting the Company’s or any Subsidiary’s business or financial condition as the Collateral Agent or the Holder shall, from time to time, reasonably request.

          10.          VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. Any change or amendment to, or wavier, consent or other modification to any provision of the Notes may be effected solely with the written consent of the Required Holders; provided, that without the affirmative vote or written consent of each holder affected under the Notes, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder): (1) reduce the principal of or change the fixed maturity of the Notes, (2) reduce the rate of or change the time for payment of interest or any fees on the Notes, (3) waive an Event of Default in the payment of principal of, or interest on the Notes, (4) make the Notes payable in a currency other than that stated in the Notes, (5) release a guarantor or a substantial portion of the Collateral guaranteeing and/or securing the Obligations (as defined in the Security Agreement) or (6) make any change to this Section 10. The holder or holders of the Notes at the time of any such change, amendment, waiver, consent or other modification or anytime thereafter outstanding shall be bound by any change, amendment, waiver, consent or other modification authorized by this Section 10 or Section 11, whether or not such Notes shall have been marked to indicate such consent or other modification. No course of dealing between the Company and the holder of any Notes, nor any delay in exercising any rights hereunder or under any Notes shall operate as a waiver of any rights of any holder of such Notes. The Company will deliver executed or true and correct copies of each change, amendment or other modification effected pursuant to the provisions of this Section 10 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          11.          TRANSFER. This Note may not be offered, sold, assigned or transferred by the Holder without the prior written consent of the Required Holders. The Company or any of its Subsidiaries shall not be permitted to assign its rights and obligations under the Notes and the other Secured Notes Documents without the prior written consent of Holder.

          12.          REISSUANCE OF THIS NOTE.

                         (a)          Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 12(c)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 12(c) and in principal amounts of at least $250,000) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3 and this Section 12(a), following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

                         (b)          Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 12(c)) representing the outstanding Principal.

                         (c)          Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 12(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

                         (d)          Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note, if any, from the Issuance Date.

          13.          REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief). Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. FURTHER, THE COMPANY ACKNOWLEDGES THAT THE COLLATERAL AGENT, HOLDER OR ANY OF THEIR AGENTS OR REPRESENTATIVES SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY SECURED NOTE DOCUMENTS, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY SECURED NOTE DOCUMENTS OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

          14.          PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

          15.          CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

          16.          FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

          17.          NOTICES; PAYMENTS.

                         (a)          Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

                         (b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America via wire transfer of immediately available funds to such accounts as designated and instructed by the Collateral Agent or the Holder, as applicable. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall be taken into account for purposes of determining the amount of Interest due on such date.

          18.          CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been indefeasibly paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

          19.          WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Secured Note Documents.

          20.          GOVERNING LAW; JURISDICTION; JURY.

                         (a)          THIS NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                         (b)          ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS NOTE OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS THEREOF, AND, BY EXECUTION AND DELIVERY OF THIS NOTE, THE COMPANY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION, SUIT OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

                         (c)          EACH OF THE COMPANY AND (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS NOTE) THE HOLDER AND THE COLLATERAL AGENT WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY OF THE OTHER TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, ORAL OR ‘WRITTEN STATEMENT OR OTHER ACTION OF THE PARTIES HERETO.

          21.          SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

          22.          CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

                         (a)          The following definitions are defined in this Agreement in the following Sections:

Defined Term	Section

“Announcement Date”	Section 9(s)
“Bankruptcy Law”	Section 4(a)(iv)
“Company”	Preamble
“Compliance Certificate”	Section 9(q)
“Custodian”	Section 4(a)(iv)
“Default Rate”	Section 2(b)
“EBITDA Period”	Definition of EBITDA
“Events of Default”	Section 4(a)
“Financial Statements”	Section 9(q)
“Holder”	Preamble
“Interest Date”	Section 2(a)
“Interest Rate”	Preamble
“Interest”	Preamble
“Issuance Date”	Preamble
“Maturity Date”	Section 1
“Maximum Free Cash Amount”	Section 9(g)(iii)
“Notes and Notes”	Preamble
“Operating Results”	Section 9(s)
“Other Notes”	Preamble
“Principal”	Preamble
“Proceeds Offer”	Section 6(b)(ii)
“Register”	Section 3
“Registered Notes”	Section 3
“Reinvestment Certificate”	Section 6(b)(iii)

                         (b)          “Adjusted EBITDA” means, for the Company and its Subsidiaries on a consolidated basis for any EBITDA Period, without duplication: EBITDA plus, in each case, to the extent deducted in determining Net Income in such EBITDA Period, the sum of (i) the amount of UCC Management Fees paid in cash in such EBITDA Period, (ii) any fees, costs and expenses incurred and paid in such EBITDA Period pursuant to the transactions contemplated by the this Note, the other Secured Note Documents and the Transaction Documents (as defined in the Purchase Agreement) in an amount not to exceed $725,000, (iii) fees, costs and expenses paid in cash in such EBITDA Period and incurred no later than March 31, 2011 in connection with leasehold improvements and other costs related to a possible relocation of the Company’s offices in New York, New York, (iv) non-cash equity based compensation incurred by the Company or its Subsidiaries in such EBITDA Period, (v) severance expenses incurred by the Company or its Subsidiaries prior to January 1, 2010 as set forth on Schedule 22(b) and (vi) severance expenses incurred by the Company or its Subsidiaries in an amount not to exceed $100,000 for any twelve-month period after December 31, 2009.

                         (c)          “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Capital Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. In no event shall the UCC Holder, in its capacity as a holder of a Note or in its capacity as the Collateral Agent, be deemed an Affiliate of the Company or any of its Subsidiaries.

                         (d)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

                         (e)          “Calendar Quarter” means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

                         (f)          “Capital Expenditures” shall mean, for any period and for any Person(s), the sum, without duplication, of all expenditures (whether paid in cash or accrued as liabilities) that are or are required to be treated as capital expenditures under GAAP.

                         (g)          “Capital Lease” means, as to any Person, any lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

                         (h)          “Capitalized Lease Obligations” means all obligations of any Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

                         (i)          “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

                         (j)          “Cash Equivalents” means: (a) securities issued or fully guaranteed or insured by the government of the United States or any agency thereof having maturities of not more than six (6) months from the date of acquisition, (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a tenor of not more than six (6) months, issued by any United States commercial bank or any branch or agency of a non-United States bank licensed to conduct business in the United States having combined capital and surplus of not less than $250,000,000, (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service Inc. and in either case having a tenor of not more than three (3) months and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

                         (k)          “Change of Control” means any Fundamental Transaction other than any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities.

                         (l)          “Closing Date” shall have the meaning set forth in the Purchase Agreement, which date is the date the Company initially issued the Notes pursuant to the terms of the Purchase Agreement.

                         (m)        “Collateral Agent” means UCC-mktg Investment, LLC, a Delaware limited liability company, in its capacity as collateral agent for the Holders of the Notes or any successor thereto appointed pursuant to the terms of Section 4(t) of the Purchase Agreement.

                         (n)          “Common Stock” shall have the meaning set forth in the Purchase Agreement.

                         (o)          “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

                         (p)          “Diageo Contract” means that certain Marketing and Promotion Agreement dated as of July 1, 2006 between the Spirits Division of Diageo North America, Inc., the DC&E Division of Diageo North America, Inc., Diageo-Guinness USA, Inc. and U.S. Concepts, Inc., as amended, restated supplemented or otherwise modified from time to time.

                         (q)          “EBITDA” means, as of any given date, the Net Income (Loss) of the Company and its Subsidiaries on a consolidated basis for the most recent twelve month period ending on such given date (the “EBITDA Period”), plus without duplication, the sum of the following amounts of the Company and its Subsidiaries for such period and to the extent deducted in determining Net Income of the Company and its Subsidiaries on a consolidated basis for such period: (i) Net Interest Expense, (ii) income tax expense, (iii) depreciation expense and (iv) amortization expense.

                         (r)          “Eligible Market” means The New York Stock Exchange, Inc., The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

                         (s)          “Financial Tests” means the financial tests set forth in Sections 9(m) through and including (p).

                         (t)          “Fiscal Month” means each of the fiscal months adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on March 31.

                         (u)          “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on March 31.

                         (v)          “Fiscal Year” means the fiscal year adopted by the Company for financial reporting purposes that ends on March 31.

                         (w)          “Fixed Charge Coverage Ratio” means, for the Company and its Subsidiaries on a consolidated basis, for any period of determination, the ratio of (a) Adjusted EBITDA of the Company and its Subsidiaries on a consolidated basis for such period minus (i) non-financed Capital Expenditures for such period and (ii) income taxes actually paid in cash during such period to (b) Fixed Charges for such period.

                         (x)          “Fixed Charges” means, for any period of determination, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of the following for such period (all as determined in accordance with GAAP): (i) (a) all scheduled payments of principal on Indebtedness for such period, (b) all cash fees due or payable with respect to such Indebtedness for such period and (c) all Net Interest Expense for such period, (ii) Capital Lease Obligations for such period, (iii) dividends and/or distributions paid in cash by the Company or any of its Subsidiaries (other than dividends and/or distributions made by a Subsidiary of the Company to the Company or another Subsidiary of the Company) for such period, (iv) cash paid for equity repurchases and/or redemptions for such period and (v) any UCC Management Fees paid during such period.

                         (y)          “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) other than the UCC Holder is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate Voting Stock of the Company.

                         (z)          “GAAP” means United States generally accepted accounting principles, consistently applied.

                         (aa)        “Guaranty” means that certain Guaranty dated as of the date hereof among the Collateral Agent and each Subsidiary of the Company party thereto from time to time, as amended, restated, supplemented, replaced, modified or otherwise changed from time to time.

                         (bb)        “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) Capital Leases (other than trade payables entered into in the ordinary course of business and not outstanding for more than 120 days after the date such payable is due in accordance with its terms unless such trade payables are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement, whether or not classified as a Capital Lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

                         (cc)        “Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any lease required under GAAP to be capitalized on the balance sheet of such Person and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

                         (dd)        “Martiz Contract” means that certain Agreement dated as of May 27, 2009 between the Company and Martiz LLC, a Missouri limited liability company, as amended, restated supplemented or otherwise modified from time to time.

                         (ee)        “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and in the other Secured Notes Documents and by the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company or its Subsidiaries to perform its obligations under the Secured Notes Documents.

                         (ff)         “Net Income” means, with respect to any applicable period, the net income of the Company and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP.

                         (gg)        “Net Interest Expense” means, with respect to any applicable period, net interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP.

                         (hh)        “Net Proceeds” shall mean the aggregate cash payments received by the Company or any Subsidiary from any issuance of Capital Stock, issuance of Indebtedness, asset disposition, insurance event or condemnation event, as the case may be, net of the ordinary and customary direct costs incurred in connection with such issuance, such as legal, accounting and investment banking fees, sales commissions, and other third party charges paid to non-Affiliates in connection therewith, and net of property taxes, transfer taxes and other taxes paid or payable by the Company or any of its Subsidiaries in respect of any such issuance or disposition.

                         (ii)          “Permitted Indebtedness” means (i) the Indebtedness evidenced by this Note and the Other Notes, (ii) Indebtedness secured by Permitted Liens described in sub-clause (iv) of the definition thereof; provided, that the aggregate amount of such Indebtedness does not exceed $250,000 in the aggregate at any time outstanding, plus any payables outstanding for more than 90 days after the date such payable is due in accordance with its term and which the Company is contesting in good faith by appropriate court proceeding and for which adequate reserves have been established in accordance with GAAP, (iii) Indebtedness under Capital Leases in an amount not to exceed $100,000 in any Fiscal Year, (iv) [reserved], (v) the fees payable to Union Capital Corporation provided for in Section 4(c) of the UCC Management Agreement earned on the date hereof and payable at the times provided for therein and (vi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided, that the principal amount is not increased or the terms modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be.

                         (jj)          “Permitted Investments” means (i) investments contemplated by and pursuant to the terms of the Transaction Documents (as defined in the Purchase Agreement), (ii) trade credit extended by the Company and its Subsidiaries in the ordinary course of business, (iii) loans to employees and advances by the Company or any of its Subsidiaries for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees to the extent permitted by Section 9(d), (iv) investments in Cash Equivalents, (v) investments by the Company in its Subsidiaries which are party to the Guaranty, (vi) investments by any Subsidiary to the Company or any other Subsidiary party to the Guaranty, (vii) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and (viii) upon not less than five (5) Business Days’ prior written notice to Holder any Subsidiary of the Company may merge with, or dissolve or liquidate into, or transfer its assets to, the Company or a Subsidiary of the Company which is a guarantor of the Obligations; provided, that with respect to any such merger, the Company or such guarantor Subsidiary of the Company shall be the continuing or surviving entity.

                         (kk)        “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, (B) existing on such equipment at the time of its acquisition, provided, that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, or (C) Liens securing indebtedness incurred by the Company to finance any capital improvement or addition to its owned real property or the improvements located thereon, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(vi).

                         (ll)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof

                         (mm)      “Pledge Agreement” means that certain Pledge Agreement dated as of the date hereof among the Collateral Agent and the parties signatory thereto as pledgors, as amended, restated, supplemented, replaced, modified or otherwise changed from time to time.

                         (nn)        “Principal Market” means Nasdaq, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

                         (oo)        “Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the date hereof, among the Company and each of the Buyers (as defined in the Purchase Agreement) party thereto, as amended, restated, supplemented, replaced, modified or otherwise changed from time to time.

                         (pp)        “Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Series A Preferred Stock.

                         (qq)        “Required Holders” means the holders of Notes representing at least 50.1% of the aggregate Principal amount of the Notes then outstanding.

                         (rr)         “SEC” means the United States Securities and Exchange Commission.

                         (ss)         “Secured Notes Documents” shall mean the Notes, the Security Agreement, the Guaranty, the Purchase Agreement, the Pledge Agreement and each other document, instrument, agreement or certificate executed in connection therewith (other than the Registration Rights Agreement, the Transfer Agent Instructions Agreement, the Certificate of Designation, the Warrant to Purchase Common Stock (in each case, each as defined in the Purchase Agreement) and each other document executed solely in connection with such documents).

                         (tt)          “Security Agreement” means that certain Security Agreement dated as of the date hereof among the Collateral Agent and the parties signatory thereto as grantors, as amended, restated, supplemented, replaced, modified or otherwise changed from time to time.

                         (uu)         “Subsidiary” means with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Capital Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Company.

                         (vv)        “UCC Holder” means UCC-mktg Investment, LLC, a Delaware limited liability company.

                         (ww)      “UCC Management Agreement” means that certain Management Consulting Agreement dated as of the date hereof between the Company and Union Capital Corporation, a Nevada corporation.

                         (xx)        “UCC Management Fees” are the management fees and expenses owed to Union Capital Corporation, a Nevada corporation in the amounts and at the times provided for in the UCC Management Agreement.

                         (yy)       “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          23.          THIRD PARTY BENEFICIARIES. This Note is intended for the benefit of the Holder and the Company and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person; provided, that the Collateral Agent is a third party beneficiary hereof and may enforce the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

‘mktg, inc.’

By:
Name:
Title: